           AGREEMENT AND PLAN OF MERGER AND REORGANIZATION


                                among:


                         BOOLE & BABBAGE, INC.
                        a Delaware corporation;


                     MINIMUM ACQUISITION SUB, INC.,
                        a Delaware corporation;


                       MAXM SYSTEMS CORPORATION,
                        a Delaware corporation;











                        ___________________________

                       Dated as of December 10, 1996
                        ___________________________



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

                            TABLE OF CONTENTS

                                                                            PAGE

SECTION 1.    DESCRIPTION OF TRANSACTION . . . . . . . . . . . . . . . . . .  1
        1.1   Merger of Merger Sub into the Company. . . . . . . . . . . . .  1
        1.2   Effect of the Merger . . . . . . . . . . . . . . . . . . . . .  2
        1.3   Closing; Effective Time. . . . . . . . . . . . . . . . . . . .  2
        1.4   Articles of Incorporation and Bylaws; Directors and Officers .  2
        1.5   Conversion of Shares . . . . . . . . . . . . . . . . . . . . .  2
        1.6   Employee Stock Options and Warrants. . . . . . . . . . . . . .  4
        1.7   Closing of the Company's Transfer Books. . . . . . . . . . . .  4
        1.8   Exchange of Certificates . . . . . . . . . . . . . . . . . . .  4
        1.9   Dissenting Shares. . . . . . . . . . . . . . . . . . . . . . .  6
        1.10  Tax Consequences . . . . . . . . . . . . . . . . . . . . . . .  6
        1.11  Accounting Treatment.. . . . . . . . . . . . . . . . . . . . .  6
        1.12  Further Action . . . . . . . . . . . . . . . . . . . . . . . .  6

SECTION 2.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY  . . . . . . . .  7
        2.1   Due Organization; Etc. . . . . . . . . . . . . . . . . . . . .  7
        2.2   Articles of Incorporation and Bylaws; Records. . . . . . . . .  7
        2.3   Capitalization, Etc. . . . . . . . . . . . . . . . . . . . . .  8
        2.4   Financial Statements.. . . . . . . . . . . . . . . . . . . . .  9
        2.5   Absence of Changes.. . . . . . . . . . . . . . . . . . . . . . 10
        2.6   Title to Assets. . . . . . . . . . . . . . . . . . . . . . . . 12
        2.7   Bank Accounts; Receivables.. . . . . . . . . . . . . . . . . . 12
        2.8   Equipment; Leasehold.. . . . . . . . . . . . . . . . . . . . . 12
        2.9   Proprietary Assets.. . . . . . . . . . . . . . . . . . . . . . 13
        2.10  Contracts. . . . . . . . . . . . . . . . . . . . . . . . . . . 14
        2.11  Liabilities. . . . . . . . . . . . . . . . . . . . . . . . . . 19
        2.12  Compliance with Legal Requirements.. . . . . . . . . . . . . . 19
        2.13  Governmental Authorizations. . . . . . . . . . . . . . . . . . 19
        2.14  Tax Matters. . . . . . . . . . . . . . . . . . . . . . . . . . 19
        2.15  Employee and Labor Matters; Benefit Plans. . . . . . . . . . . 21
        2.16  Environmental Matters. . . . . . . . . . . . . . . . . . . . . 23
        2.17  Sale of Products; Performance of Services. . . . . . . . . . . 24
        2.18  Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . 24
        2.19  Related Party Transactions.. . . . . . . . . . . . . . . . . . 24
        2.20  Legal Proceedings; Orders. . . . . . . . . . . . . . . . . . . 25
        2.21  Authority; Binding Nature of Agreement.. . . . . . . . . . . . 25
        2.22  Non-Contravention; Consents. . . . . . . . . . . . . . . . . . 25
        2.23  Full Disclosure. . . . . . . . . . . . . . . . . . . . . . . . 26

SECTION 3.    REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB  . . . 27
        3.1   SEC Filings; Financial Statements. . . . . . . . . . . . . . . 27

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                            TABLE OF CONTENTS
                               (CONTINUED)

                                                                            PAGE

        3.2   Authority; Binding Nature of Agreement . . . . . . . . . . . . 27
        3.3   Valid Issuance . . . . . . . . . . . . . . . . . . . . . . . . 28

SECTION 4.    CERTAIN COVENANTS OF THE COMPANY . . . . . . . . . . . . . . . 28
        4.1   Access and Investigation . . . . . . . . . . . . . . . . . . . 28
        4.2   Operation of the Company's Business. . . . . . . . . . . . . . 28
        4.3   Notification; Updates to Disclosure Schedule . . . . . . . . . 30
        4.4   No Negotiation . . . . . . . . . . . . . . . . . . . . . . . . 31

SECTION 5.    ADDITIONAL COVENANTS OF THE PARTIES  . . . . . . . . . . . . . 31
        5.1   Filings and Consents . . . . . . . . . . . . . . . . . . . . . 31
        5.2   Information Statement. . . . . . . . . . . . . . . . . . . . . 31
        5.3   Company Shareholders' Meeting. . . . . . . . . . . . . . . . . 32
        5.4   Public Announcements . . . . . . . . . . . . . . . . . . . . . 32
        5.5   Pooling of Interests . . . . . . . . . . . . . . . . . . . . . 32
        5.6   Affiliate Agreements . . . . . . . . . . . . . . . . . . . . . 32
        5.7   Best Efforts.  . . . . . . . . . . . . . . . . . . . . . . . . 33
        5.8   Termination of Agreements. . . . . . . . . . . . . . . . . . . 33
        5.9   FIRPTA Matters . . . . . . . . . . . . . . . . . . . . . . . . 33
        5.10  Release. . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
        5.11  Termination of Employee Plans. . . . . . . . . . . . . . . . . 33

SECTION 6.    CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB . 33
        6.1   Accuracy of Representations  . . . . . . . . . . . . . . . . . 33
        6.2   Performance of Covenants . . . . . . . . . . . . . . . . . . . 34
        6.3   Shareholder Approval . . . . . . . . . . . . . . . . . . . . . 34
        6.4   Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
        6.5   Agreements and Documents . . . . . . . . . . . . . . . . . . . 34
        6.6   FIRPTA Compliance. . . . . . . . . . . . . . . . . . . . . . . 36
        6.7   Listing. . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
        6.8   No Restraints. . . . . . . . . . . . . . . . . . . . . . . . . 36
        6.9   No Legal Proceedings . . . . . . . . . . . . . . . . . . . . . 36
        6.10  Legends. . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
        6.11  Termination of Employee Plans. . . . . . . . . . . . . . . . . 36
        6.12  No Material Adverse Change . . . . . . . . . . . . . . . . . . 36
        6.13  Rule 506 . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
        6.14  Waiver of Dissenters Rights. . . . . . . . . . . . . . . . . . 37

SECTION 7.    CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY . . . . . . 37

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                            TABLE OF CONTENTS
                               (CONTINUED)

                                                                            PAGE

        7.1   Accuracy of Representations. . . . . . . . . . . . . . . . . . 37
        7.2   Performance of Covenants . . . . . . . . . . . . . . . . . . . 37
        7.3   Documents. . . . . . . . . . . . . . . . . . . . . . . . . . . 37
        7.4   Listing. . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
        7.5   No Restraints. . . . . . . . . . . . . . . . . . . . . . . . . 37

SECTION 8.    TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . 37
        8.1   Termination Events . . . . . . . . . . . . . . . . . . . . . . 37
        8.2   Termination Procedures.. . . . . . . . . . . . . . . . . . . . 38
        8.3   Effect of Termination. . . . . . . . . . . . . . . . . . . . . 38

SECTION 9.    INDEMNIFICATION, ETC . . . . . . . . . . . . . . . . . . . . . 39
        9.1   Survival of Representations, Etc.. . . . . . . . . . . . . . . 39
        9.2   Indemnification by Shareholders. . . . . . . . . . . . . . . . 39
        9.3   Limitation of Parent Claims. . . . . . . . . . . . . . . . . . 40
        9.4   Exclusive Remedy.. . . . . . . . . . . . . . . . . . . . . . . 40
        9.5   No Contribution. . . . . . . . . . . . . . . . . . . . . . . . 41
        9.6   Interest.. . . . . . . . . . . . . . . . . . . . . . . . . . . 41
        9.7   Defense of Third Party Claims. . . . . . . . . . . . . . . . . 41
        9.8   Exercise of Remedies by Indemnitees Other Than Parent  . . . . 41

SECTION 10.   MISCELLANEOUS PROVISIONS . . . . . . . . . . . . . . . . . . . 42
        10.1  Indemnitors' Agent . . . . . . . . . . . . . . . . . . . . . . 42
        10.2  Further Assurances . . . . . . . . . . . . . . . . . . . . . . 42
        10.3  Fees and Expenses. . . . . . . . . . . . . . . . . . . . . . . 42
        10.4  Attorneys' Fees. . . . . . . . . . . . . . . . . . . . . . . . 42
        10.5  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
        10.6  Confidentiality. . . . . . . . . . . . . . . . . . . . . . . . 43
        10.7  Time of the Essence. . . . . . . . . . . . . . . . . . . . . . 43
        10.8  Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
        10.9  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . 44
        10.10 Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . 44
        10.11 Successors and Assigns . . . . . . . . . . . . . . . . . . . . 44
        10.12 Remedies Cumulative; Specific Performance  . . . . . . . . . . 44
        10.13 Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
        10.14 Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . 45
        10.15 Severability . . . . . . . . . . . . . . . . . . . . . . . . . 45
        10.16 Parties in Interest  . . . . . . . . . . . . . . . . . . . . . 45
        10.17 Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . 45
        10.18 Construction . . . . . . . . . . . . . . . . . . . . . . . . . 45


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

                                   EXHIBITS

Exhibit A    -    Certain Definitions

Exhibit B    -    Shareholder Agreement

Exhibit C    -    Form of Amended and Restated Articles of Incorporation of
                  Surviving Corporation

Exhibit D    -    Directors and Officers of Surviving Corporation

Exhibit E    -    Escrow Agreement

Exhibit F    -    Current Shareholder List

Exhibit G    -    Bonuses to be paid during Pre-Closing Period

Exhibit H    -    Shareholder Investment Certifications

Exhibit I-1  -    Affiliate Agreement

Exhibit I-2  -    Persons to execute Affiliate Agreements

Exhibit J    -    Persons to sign Release

Exhibit K    -    Form of Release

Exhibit L    -    Registration Rights Agreement

                              AGREEMENT AND PLAN
                         OF MERGER AND REORGANIZATION


     THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION ("Agreement") is made and entered into as of December 10, 1996, by and among: BOOLE & BABBAGE, INC., a Delaware corporation ("Parent"); MINIMUM ACQUISITION SUB, INC., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"); and MAXM SYSTEMS CORPORATION, a Delaware corporation (the "Company"). Certain other capitalized terms used in this Agreement are defined in Exhibit A.

                                   RECITALS

     A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company in accordance with this Agreement and the Delaware General Corporation Law (the "Merger"). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

     B. The Merger is intended to constitute a transaction which is taxable to the Company's Shareholders. For accounting purposes, it is intended that the Merger be treated as a "pooling of interests."

     C. This Agreement has been adopted and approved by the respective boards of directors of Parent, Merger Sub and the Company.

     D. Contemporaneously with the execution and delivery of this Agreement, certain shareholders holding voting capital stock in the Company are executing and delivering to Parent a shareholder agreement (a
"Shareholder Agreement") of even date herewith substantially in the form of Exhibit B.

                                   AGREEMENT

     The parties to this Agreement agree as follows:


SECTION 1.     DESCRIPTION OF TRANSACTION

     1.1 MERGER OF MERGER SUB INTO THE COMPANY. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the "Surviving Corporation").

     1.2 EFFECT OF THE MERGER. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the Delaware General Corporation Law.

     1.3 CLOSING; EFFECTIVE TIME. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Cooley Godward LLP at 10:00 a.m. on January 22, 1997, or at such other time and date during the period from January 1, 1997 through February 28, 1997 as Parent may designate upon not less than five days' prior notice to the Company (the "Scheduled Closing Time"). (The date on which the Closing actually takes place is referred to in this Agreement as the "Closing Date.") Contemporaneously with or as promptly as practicable after the Closing, a properly executed agreement of merger shall be filed with the Secretary of State of the State of Delaware in conformity with the requirements of Sections 103 and 251 of the Delaware General Corporation Law.
 The Merger shall become effective at the time such agreement of merger is filed with and accepted by the Secretary of State of the State of Delaware (the "Effective Time").

     1.4 ARTICLES OF INCORPORATION AND BYLAWS; DIRECTORS AND OFFICERS. Unless otherwise determined by Parent and the Company prior to the Effective
Time:

          (a) the Articles of Incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to Exhibit C;

          (b) the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time; and

          (c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the individuals identified on Exhibit D.

     1.5 CONVERSION OF SHARES. Subject to Sections 1.8(c) and 1.9, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any shareholder of the Company, each outstanding preferred and common share of the Company (the "Company Shares") will be converted into the voting common stock of the Parent (the "Parent Common Stock") as follows:

          (a) The board of directors of the Company will determine the aggregate value of the common stock of the Parent (the "Parent Common Stock") to be received in consideration of the Merger (the "Merger Shares") by multiplying the aggregate number of the Merger Shares by the average closing price on the Nasdaq National Market for the shares of the Parent Common Stock for the 5 trading days ending two days prior to the Effective Time (the "Parent Common Share Market Value"). The aggregate number of Merger Shares to be issued at the Effective Time shall be (a) 1,189,654.50 if the guaranteed amounts payable to Micromuse Plc pursuant to the agreement referenced in
Section 5.9(b) below are reduced to zero by December 30, 1996 or (b) 1,137,930 if such amounts are not reduced to zero by December 30, 1996, such number of Merger Shares in both cases having taken into account the 3 for 2 stock split of the Parent Common Stock consummated on December 10, 1996.

          (b) Each share of the Company's Class A preferred stock ("Class A Preferred Stock"), par value $.01 per share, issued and outstanding immediately prior to the Effective Time shall be converted into a fraction of a share of Parent Common Stock determined by dividing $3.305 plus dividends accrued from December 31, 1996 to the Effective Time by the Parent Common Share Market Value.

          (c) Each share of the Company's Class B preferred stock ("Class B Preferred Stock"), par value $.01 per share, issued and outstanding immediately prior to the Effective Time shall be converted into a fraction of a share of Parent Common Stock determined by dividing $3.810 plus dividends accrued from December 31, 1996 to the Effective Time by the Parent Common Share Market Value.

          (d) Each share of the Company's Class C preferred stock ("Class C Preferred Stock"), par value $.01 per share, issued and outstanding immediately prior to the Effective Time shall be converted into a fraction of a share of Parent Common Stock determined by dividing $5.077 plus dividends accrued from December 31, 1996 to the Effective Time by the Parent Common Share Market Value.

          (e) Each share of the Company's common stock issued and outstanding immediately prior to the Effective Time shall be converted into such fraction of a share of Parent Common Stock as is equal to (x) the Merger Shares reduced by the aggregate number of shares allocated pursuant to subsections (b), (c) and (d) above, divided by (y) the number of the shares of the Company's common stock outstanding immediately prior to the Effective Time.

          (f) A portion of the Merger Shares shall be delivered into escrow and held as specified in Section 1.8 hereof.

          (g) If any shares of the Company's voting capital stock (the "Company Shares") outstanding immediately prior to the Closing Date are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company, then the shares of Parent Common Stock issued in exchange for such Company Shares will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends.

          (h)  The number of shares of Parent Common Stock set forth in this
Section 1.5 take into account the 3 for 2 stock split of the Parent Common Stock consummated on December 10, 1996. In the event the Parent at any time or from time to time declares or pays any dividend on Parent Common Stock payable in Parent Common Stock or in any right to acquire Parent Common Stock, or shall effect a further subdivision of the outstanding shares of Parent Common Stock into a greater number of shares of Parent Common Stock (by stock dividends, combinations, splits, recapitalizations and the like), or in the event the outstanding shares of Parent Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Parent Common Stock, then the aggregate number of Merger Shares to be issued at the Effective Time shall be proportionately decreased or increased, as appropriate.

     1.6 EMPLOYEE STOCK OPTIONS AND WARRANTS. At the Effective Time, (a) each stock option (a "Company Option") that is then vested and outstanding under the Company's 1988 Stock Option Plan and 1990 Stock Option Plan (the "Company Stock Plans"), may at the holder's option be exercised and (b) each unvested Company Option that is then outstanding under the Company Stock Plans which is entitled to acceleration shall be accelerated and may be exercised at the holder's option, in each case in accordance with the terms of, and to the extent permitted by, the relevant Company Stock Plan and the stock option agreement by which such Company Option is evidenced. In addition, each company warrant (a "Company Warrant") that is then outstanding and entitled to be exercised may be exercised in accordance with and to the extent permitted by the warrant agreement by which such Company warrant is evidenced. All remaining outstanding unexercised vested and unvested Company Options and Warrants shall be canceled in accordance with the Company Stock Plans and relevant warrant agreements.

     1.7 CLOSING OF THE COMPANY'S TRANSFER BOOKS. At the Effective Time, holders of certificates representing shares of the Company's capital stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as shareholders of the Company, and the stock transfer books of the Company shall be closed with respect to all shares of such capital stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of the Company's capital stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any of such shares of the Company's capital stock (a "Company Stock Certificate") is presented to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.8.

     1.8  EXCHANGE OF CERTIFICATES.

          (a) At or promptly after the Effective Time, Parent shall cause its transfer agent to prepare two certificates for each holder of Company Shares who, taking into account Section 1.8(c) below, will receive Merger Shares, such certificates together representing the total number of shares of Parent Common Stock issuable pursuant to the Merger in respect of Company Shares held by such holder (the "Share Amount"), as follows: (a) one certificate (the "Escrow Certificate") shall represent ten percent of such holder's Share Amount (rounded up to the nearest whole number of shares of Parent Stock), shall be in the name of First National Bank of Boston, as escrow agent (the "Escrow Agent"), and shall be delivered to the Escrow Agent as security for such holder's indemnity obligations under Section 9 hereof and (b) one certificate (the "Balance Certificate") shall represent the balance of such holder's Share Amount after deducting therefrom the shares of Parent Common Stock being placed in escrow hereunder. At the Escrow Agent's request, one certificate may be issued in the name of the Escrow Agent for deposit in escrow in lieu of separate Escrow Certificates. At and after the Effective Time, each holder shall be entitled to receive such holder's Balance Certificate upon delivery to Parent of a certificate or certificates representing the full number of Company Shares held by such holder immediately prior to the Effective Time, together with a properly completed transmittal letter. The Escrow Agent shall hold and administer the shares of Parent Common Stock delivered to it hereunder in accordance with the terms of an escrow agreement dated as of the Effective Date among Parent, the Shareholder Representatives (as defined there) and the Escrow Agent (the "Escrow Agreement"), such Escrow Agreement to be substantially in the form of

Exhibit E attached hereto. Until surrendered as contemplated by this Section 1.8, each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive upon such surrender a certificate representing shares of Parent Common Stock (and cash in lieu of any fractional share of Parent Common Stock) as contemplated by this Section
1. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such Company Stock Certificate.

          (b) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of any fractional share shall be paid to any such holder, until such holder surrenders such Company Stock Certificate in accordance with this Section 1.8 (at which time such holder shall be entitled to receive all such dividends and distributions and such cash payment).

          (c) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates for any such fractional shares shall be issued, provided that fractional shares resulting from the conversion of each class of shares held by holders of more than one class of shares of the Company will be aggregated before determining whether a fractional share remains. In lieu of such fractional shares, any holder of capital stock of the Company who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, upon surrender of such holder's Company Stock Certificate(s), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the Parent Common Share Market Price.

          (d) The shares of Parent Common Stock to be issued in the Merger shall be characterized as "restricted securities" for purposes of Rule 144 under the Securities Act, and each certificate representing any of such shares shall, until such time that the shares are not so restricted under the Securities Act, bear a legend identical or similar in effect to the following legend (together with any other legend or legends required by applicable state securities laws or otherwise, if any):

          "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS REGISTERED UNDER THE ACT OR UNLESS AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT IS AVAILABLE."

          (e) Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder or former holder of capital stock of the Company pursuant to this Agreement such amounts as Parent or the Surviving Corporation may be required to deduct or withhold therefrom under the Code or under any provision of state, local or foreign tax law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

          (f) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of capital stock of the Company for any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

     1.9  DISSENTING SHARES.

          (a) Notwithstanding anything to the contrary contained in this Agreement, any shares of capital stock of the Company that, as of the Effective Time, are or may become entitled to appraisal rights pursuant to
Section 262 of the Delaware General Corporation Law shall not be converted into or represent the right to receive Parent Common Stock in accordance with
Section 1.5 (or cash in lieu of fractional shares in accordance with Section 1.8(c)), and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders by Section 262 of the Delaware General Corporation Law; PROVIDED, HOWEVER, that if the appraisal right associated with such shares shall not be perfected, or if any such shares shall lose their appraisal rights then, as of the later of the Effective Time or the time of the failure to perfect such status or the loss of such status, such shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate or certificates representing such shares) Parent Common Stock in accordance with
Section 1.5 (and cash in lieu of fractional shares in accordance with Section 1.8(c)).

          (b) The Company shall give Parent (i) prompt written notice of any notice received by the Company prior to the Effective Time of a shareholder's intent to demand payment for such shareholder's Company Shares pursuant to
Section 262 of the Delaware General Corporation Law and of any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the Delaware General Corporation Law, and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer.

     1.10 TAX CONSEQUENCES. For federal income tax purposes, the Merger is intended to constitute a transaction which is taxable to the Company's shareholders.

     1.11 ACCOUNTING TREATMENT. For accounting purposes, the Merger is intended to be treated as a "pooling of interests."

     1.12 FURTHER ACTION. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

SECTION 2.     REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company represents and warrants, to and for the benefit of the Indemnitees, as follows:

     2.1  DUE ORGANIZATION; ETC.

          (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and
(iii) to perform its obligations under all Company Contracts.

          (b) Except as set forth in Part 2.1(b) of the Disclosure Schedule, the Company has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the name "MAXM Systems Corporation."

          (c) The Company is not and has not been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions identified in Part 2.1(c) of the Disclosure Schedule, except where the failure to be so qualified, authorized, registered or licensed has not had and will not have a Material Adverse Effect on the Company. The Company is in good standing as a foreign corporation in each of the jurisdictions identified in Part 2.1(c) of the Disclosure Schedule.

          (d)  Part 2.1(d) of the Disclosure Schedule accurately sets forth
(i) the names of the members of the Company's board of directors, (ii) the names of the members of each committee of the Company's board of directors, and (iii) the names and titles of the Company's officers.

          (e) The Company does not own any controlling interest in any Entity except those listed in Part 2.1(e)(i) of the Disclosure Schedule and, except for the equity interests identified in Part 2.1(e)(i) of the Disclosure Schedule, the Company has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity interest in, any Entity. The Company has not agreed and is not obligated to make any future investment in or capital contribution to any Entity. Except as identified in Part 2.1(e)(i) of the Disclosure Schedule, the Company has not guaranteed and is not responsible or liable for any obligation of any of the Entities in which it owns or has owned any equity interest.

     2.2 ARTICLES OF INCORPORATION AND BYLAWS; RECORDS. The Company has delivered to Parent accurate and complete copies of: (1) the Company's articles of incorporation and bylaws, including all amendments thereto; (2) the stock records of the Company; and (3) except as set forth in Part 2.2 of the Disclosure Schedule, the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders of the Company, the board of directors of the Company and any minutes and other records of the committees of the board of directors of the Company. There have been no formal meetings or other proceedings of the shareholders of the Company or the board of directors of the Company or any committee of the board of directors of the Company that are not fully reflected in such minutes or other records. There has not been any violation of any of the provisions of the Company's articles of incorporation or bylaws, and the Company has not taken any action that is inconsistent in any material respect with any resolution adopted by the Company's shareholders, the Company's board of directors or any committee of the Company's board of directors. The books of account, stock records, minute books and other records of the Company are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with prudent business practices and all applicable Legal Requirements.

     2.3  CAPITALIZATION, ETC.

          (a) The authorized capital stock of the Company consists of: (i) 12,000,000 shares of Common Stock (with $.01 par value), of which 1,301,646 shares have been issued and are outstanding as of the date of this Agreement;
(ii) 38,254,470 shares of Class A Preferred Stock (with $.01 par value), of which 38,210,648 shares have been issued and are outstanding as of the date of this Agreement; (iii) 5,180,000 shares of Class B Preferred Stock (with $.01 par value), of which 5,000,000 shares have been issued and are outstanding; and 4,250,000 shares of Class C Preferred Stock (with $.01 par value), of which 4,171,846 shares have been issued and are outstanding.
Every ten outstanding shares of Class A Preferred Stock and Class B Preferred Stock are convertible into one share of Company Common Stock. Each outstanding share of Class C Preferred Stock is convertible into one share of Company Common Stock. All of the outstanding shares of Company Common Stock, Class A Preferred Stock, Class B Preferred Stock and Class C Preferred Stock have been duly authorized and validly issued, and are fully paid and non-assessable, and none of the shares is subject to any repurchase option or restriction on transfer, except for the repurchase option held by John J. Barry, III and restrictions on transfer imposed by virtue of applicable federal and state securities laws.

          (b) Under the Company Stock Plans, options to purchase 1,483,040 shares, which number includes 11,230 Class B warrants, are outstanding as of the date of this Agreement. Part 2.3(b) of the Disclosure Schedule accurately sets forth, with respect to each Company Option that is outstanding as of the date of this Agreement: (i) the name of the holder of such Company Option; (ii) the total number of shares of the Company's common stock (the "Company Common Stock") that is subject to such Company Option and the number of shares of Company Common Stock with respect to which such Company Option is immediately exercisable; (iii) the term of such Company Option; (iv) the vesting schedule for such Company Option; (v) the exercise price per share of Company Common Stock purchasable under such Company Option; and (vi) whether such Company Option is subject to acceleration on or before the Effective Time. Except as set forth in Part 2.3(b) of the Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; (iii) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) to the best of the knowledge of the Company, condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company.

          (c) All outstanding shares of Company Common Stock, Class A Preferred Stock, Class B Preferred Stock and Class C Preferred Stock and all outstanding Company Options and Company Warrants, have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts.

          (d) Except as set forth in Part 2.3(d) of the Disclosure Schedule, the Company has never repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of the Company. All securities so reacquired by the Company were reacquired in compliance with (i) the applicable provisions of the Delaware General Corporation Law and all other applicable Legal Requirements, and (ii) all requirements set forth in applicable restricted stock purchase agreements and other applicable Contracts.

          (e) Except as set forth in Part 2.3(e) of the Disclosure Schedule, the Company has not issued dividends, redeemed any stock or made any other distribution, or carried out a stock split, recapitalization or stock issuance of any kind since the Company's last audited financial statements.

          (f) Attached hereto as Exhibit F is a true and correct list of the names, addresses and number of shares owned by each of the holders of record of every class and series of capital stock of the Company as of the most recent practicable date.

     2.4  FINANCIAL STATEMENTS.

          (a) The Company has delivered to Parent the following financial statements and notes (collectively, the "Company Financial Statements"):

               (i) the audited balance sheets of the Company as of September 30, 1995 and 1994, and the related audited income statements, statements of shareholders' equity and statements of cash flows of the Company for the years then ended, together with the notes thereto and the unqualified report and opinion of Coopers & Lybrand LLP relating thereto; and

               (ii) the unaudited balance sheet of the Company as of September 30, 1996 (the "Unaudited Interim Balance Sheet"), and the related unaudited income statement of the Company for the twelve months then ended.

          (b) The Company Financial Statements are accurate and complete in all material respects and present fairly the financial position of the Company as of the respective dates thereof and the results of operations and (in the case of the financial statements referred to in Section 2.4(a)(i)) cash flows of the Company for the periods covered thereby. The Company Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except that the financial statements referred to in Section 2.4(a)(ii) do not contain footnotes and are subject to normal and recurring year-end audit adjustments, which will not, individually or in the aggregate, be material in magnitude).

     2.5 ABSENCE OF CHANGES. Except as set forth in Part 2.5 of the Disclosure Schedule, since September 30, 1996:

          (a) there has not been any material adverse change in the Company's business, condition, assets, liabilities, operations, financial performance or prospects, and, to the best of the Company's knowledge, no event has occurred that will, or could reasonably be expected to, have a Material Adverse Effect on the Company;

          (b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the Company's assets (whether or not covered by insurance);

          (c) the Company has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, and has not repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

          (d) the Company has not sold, issued or authorized the issuance of (i) any capital stock or other security (except for Company Common Stock issued upon the exercise of outstanding Company Options), (ii) any option or right to acquire any capital stock or any other security (except for Company Options described in Part 2.3 of the Disclosure Schedule), or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

          (e) the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under, (i) any provision of the Company Stock Plans, (ii) any provision of any agreement evidencing any outstanding Company Option, or (iii) any restricted stock purchase agreement;

          (f) there has been no amendment to the Company's articles of incorporation or bylaws, and the Company has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

          (g) the Company has not formed any subsidiary or acquired any equity interest or other interest in any other Entity;

          (h) the Company has not made any capital expenditure which, when added to all other capital expenditures made on behalf of the Company since September 30, 1996, exceeds $150,000;

          (i) the Company has not (i) entered into or permitted any of the assets owned or used by it to become bound by any Contract that is or would constitute a Material Contract (as defined in Section 2.10(a)), or (ii) amended or prematurely terminated, or waived any material right or remedy under, any such Contract;

          (j) the Company has not (i) acquired, leased or licensed any right or other asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person, or (iii) waived or relinquished any right, except for immaterial rights or other immaterial assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with the Company's past practices;

          (k) the Company has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

          (l) the Company has not made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the ordinary course of business and consistent with the Company's past practices;

          (m) the Company has not (i) lent money to any Person (other than pursuant to routine travel advances made to employees in the ordinary course of business), or (ii) incurred or guaranteed any indebtedness for borrowed money;

          (n) the Company has not (i) established or adopted any Employee Benefit Plan, (ii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or (iii) hired any new employee;

          (o) the Company has not changed any of its methods of accounting or accounting practices in any respect;

          (p)  the Company has not made any Tax election;

          (q)  the Company has not commenced or settled any Legal
     Proceeding;

          (r) the Company has not entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with its past practices; and

          (s) the Company has not agreed or committed to take any of the actions referred to in clauses "(c)" through "(r)" above.

     2.6  TITLE TO ASSETS

          (a) The Company owns, and has good, valid and marketable title to, all assets except for assets which are not individually or collectively material purported to be owned by it, including: (i) all assets reflected on the Unaudited Interim Balance Sheet; (ii) all assets referred to in Parts 2.7(b) and 2.9 of the Disclosure Schedule and all of the Company's rights under the Contracts identified in Part 2.10 of the Disclosure Schedule; and (iii) all other assets reflected in the Company's books and records as being owned by the Company. Except as set forth in Part 2.6(a) of the Disclosure Schedule, all of said assets are owned by the Company free and clear of any liens or other Encumbrances, except for (x) any lien for current taxes not yet due and payable, and (y) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company.

          (b) Part 2.6(b) of the Disclosure Schedule identifies all assets that are material to the business of the Company and that are being leased or licensed to the Company.

     2.7  BANK ACCOUNTS; RECEIVABLES.

          (a) Part 2.7(a) of the Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution.

          (b) Part 2.7(b) of the Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Company as of September 30, 1996. Except as set forth in Part 2.7(b) of the Disclosure Schedule, all existing accounts receivable of the Company (including those accounts receivable reflected on the Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since September 30, 1996 and have not yet been collected) (i) represent valid obligations of customers of the Company arising from bona fide transactions entered into in the ordinary course of business, (ii) are current and will be collected in full when due, without any counterclaim or set off (net of an allowance for doubtful accounts not to exceed $389,000 in the aggregate).

     2.8  EQUIPMENT; LEASEHOLD.

          (a) All material items of equipment and other tangible assets owned by or leased to the Company are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the Company's business in the manner in which such business is currently being conducted.

          (b) The Company does not own any real property or any interest in real property, except for the leasehold created under the real property lease identified in Part 2.10 of the Disclosure Schedule.

     2.9  PROPRIETARY ASSETS.

          (a) Part 2.9(a)(i) of the Disclosure Schedule sets forth, with respect to each Company Proprietary Asset registered with any Governmental Body or for which an application has been filed with any Governmental Body,
(i) a brief description of such Proprietary Asset, and (ii) the names of the jurisdictions covered by the applicable registration or application. Part 2.9(a)(ii) of the Disclosure Schedule identifies and provides a brief description of all other Company Proprietary Assets owned by the Company.
Part 2.9(a)(iii) of the Disclosure Schedule identifies and provides a brief description of each Proprietary Asset licensed to the Company by any Person (except for any Proprietary Asset that is licensed to the Company under any third party software license generally available to the public at a cost of less than $5,000 per license, per copy), and identifies the license agreement under which such Proprietary Asset is being licensed to the Company. Except as set forth in Part 2.9(a)(iv) of the Disclosure Schedule, the Company has good, valid and marketable title to all of the Company Proprietary Assets identified in Parts 2.9(a)(i) and 2.9(a)(ii) of the Disclosure Schedule, free and clear of all liens and other Encumbrances, and has a valid right to use all Proprietary Assets identified in Part 2.9(a)(iii) of the Disclosure Schedule. Except as set forth in Part 2.9(a)(v) of the Disclosure Schedule, the Company is not obligated to make any payment to any Person for the use of any Company Proprietary Asset. Except as set forth in Part 2.9(a)(vi) of the Disclosure Schedule, the Company has not developed jointly with any other Person any Company Proprietary Asset with respect to which such other Person has any rights.

          (b) The Company has taken all measures and precautions necessary to protect and maintain the confidentiality and secrecy of all Company Proprietary Assets (except Company Proprietary Assets whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the value of all Company Proprietary Assets. Except as set forth in Part 2.9(b) of the Disclosure Schedule, the Company has not (other than pursuant to license agreements identified in Part 2.10 of the Disclosure Schedule) disclosed or delivered to any Person, or permitted the disclosure or delivery to any Person of, (i) the source code, or any portion or aspect of the source code, of any Company Proprietary Asset, or (ii) the object code, or any portion or aspect of the object code, of any Company Proprietary Asset.

          (c) None of the Company Proprietary Assets infringes or conflicts with any Proprietary Asset owned or used by any other Person. The Company is not infringing, misappropriating or making any unlawful use of, and the Company has not at any time infringed, misappropriated or made any unlawful use of, or received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, any Proprietary Asset owned or used by any other Person. To the best of the Company's knowledge, no other Person is infringing, misappropriating or making any unlawful use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any Company Proprietary Asset.

          (d)   Except as set forth in Part 2.9(d) of the Disclosure
Schedule: (i) each Company Proprietary Asset conforms in all material respects with any specification, documentation, performance standard, representation or statement made or provided with respect thereto by or on behalf of the Company; and (ii) there has not been any claim by any customer or other Person alleging that any Company Proprietary Asset (including each version thereof that has ever been licensed or otherwise made available by the Company to any Person) does not conform in all material respects with any specification, documentation, performance standard, representation or statement made or provided by or on behalf of the Company, and, to the best of the Company's knowledge, there is no basis for any such claim. The Company has established adequate reserves on the Unaudited Interim Balance Sheet to cover all costs associated with any obligations that the Company may have with respect to the correction or repair of programming errors or other defects in the Company Proprietary Assets.

          (e) The Company Proprietary Assets constitute all the Proprietary Assets necessary to enable the Company to conduct its business in the manner in which such business has been and is being conducted. Except as set forth in Part 2.9(e) of the Disclosure Schedule, (i) the Company has not licensed any of the Company Proprietary Assets to any Person on an exclusive basis, and (ii) the Company has not entered into any covenant not to compete or Contract limiting its ability to exploit fully any of its Proprietary Assets or to transact business in any market or geographical area or with any Person.

          (f)  Except as set forth in Part 2.9(f) of the Disclosure Schedule,
(i) all current and former employees of the Company have executed and delivered to the Company an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of Invention and Non-Disclosure Agreement previously delivered to Parent, and (ii) all current and former consultants and independent contractors to the Company have executed and delivered to the Company an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of Invention and Non-Disclosure Agreement previously delivered to Parent.

          (g) Except as set forth in Part 2.9(g) of the Disclosure Schedule, the Company has not entered into and is not bound by any Contract under which any Person has the right to distribute or license, on a commercial basis, any Company Proprietary Asset including source code, object code, or any versions, modifications or derivative works of source code or object code in any Company Proprietary Asset.

     2.10 CONTRACTS.

          (a)  Part 2.10 of the Disclosure Schedule identifies:

               (i) each Company Contract relating to the employment of, or the performance of services by, any employee, consultant or independent contractor;

               (ii) each Company Contract relating to the acquisition, transfer, use, development, sharing or license of any technology or any Proprietary Asset;

               (iii) each Company Contract imposing any restriction on the Company's right or ability (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person, or (C) develop or distribute any technology;

               (iv) each Company Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;

                (v) each Company Contract relating to the acquisition, issuance or transfer of any securities;

               (vi) each Company Contract relating to the creation of any Encumbrance with respect to any asset of the Company;

              (vii) each Company Contract involving or incorporating any guaranty, any pledge, any performance or completion bond, any indemnity or any surety arrangement;

             (viii) each Company Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

               (ix) each Company Contract relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Related Party (as defined in Section 2.19);

                (x) each Company Contract constituting or relating to a Government Contract or Government Bid;

               (xi) any other Company Contract that was entered into outside the ordinary course of business or was inconsistent with the Company's past practices;

              (xii) any other Company Contract that has a term of more than 60 days and that may not be terminated by the Company (without penalty) within 60 days after the delivery of a termination notice by the Company; and

             (xiii) any other Company Contract that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $25,000 in the aggregate, or (B) the performance of services having a value in excess of $25,000 in the aggregate.

(Contracts in the respective categories described in clauses "(i)" through "(xiii)" above are referred to in this Agreement as "Material Contracts.")

          (b) The Company has delivered to Parent accurate and complete copies of all written Contracts identified in Part 2.10 of the Disclosure Schedule, including all amendments thereto. Part 2.10 of the Disclosure Schedule provides an accurate description of the terms of each Company Contract that is not in written form. Each Contract identified in Part 2.10 of the Disclosure Schedule is valid and in full force and effect, and, to the best of the Company's knowledge, is enforceable by the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

          (c)  Except as set forth in Part 2.10 of the Disclosure Schedule:

               (i) the Company has not violated or breached, or committed any default under, any Company Contract, and, to the best of the Company's knowledge, no other Person has violated or breached, or committed any default under, any Company Contract;

               (ii) to the best of the Company's knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Company Contract, (B) give any Person the right to declare a default or exercise any remedy under any Company Contract, (C) give any Person the right to accelerate the maturity or performance of any Company Contract, or (D) give any Person the right to cancel, terminate or modify any Company Contract;

              (iii) since December 31, 1993, the Company has not received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Company Contract which, to the best of the Company's knowledge, has not been resolved to the satisfaction of all parties, except to the extent such violations, breaches or defects are not material, either individually or in the aggregate; and

               (iv) the Company has not waived any of its material rights under any Company Contract.

          (d) No Person is renegotiating, or has a right pursuant to the terms of any Company Contract to renegotiate, any amount paid or payable to the Company under any Company Contract or any other material term or provision of any Company Contract.

          (e) The Contracts identified in Part 2.10 of the Disclosure Schedule constitute all of the Contracts necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted, either individually or collectively with other Contracts.

          (f) Part 2.10 of the Disclosure Schedule identifies and provides a brief description of each proposed Contract as to which any bid, offer, award, written proposal, term sheet or similar document has been submitted or received by the Company since January 1, 1996 and which may still be accepted.

          (g) Part 2.10 of the Disclosure Schedule provides an accurate description and breakdown of the Company's backlog under Company Contracts.

          (h)  Except as set forth in Part 2.10(h) of the Disclosure Schedule:

                (i) the Company has not had any determination of noncompliance, entered into any consent order or undertaken any internal investigation relating directly or indirectly to any Government Contract or Government Bid;

               (ii) the Company has complied in all material respects with all Legal Requirements with respect to all Government
     Contracts and Government Bids;

              (iii) the Company has not, in obtaining or performing any Government Contract, violated (A) the Truth in Negotiations Act of 1962, as amended, (B) the Service Contract Act of 1963, as amended, (C) the Contract Disputes Act of 1978, as amended, (D) the Office of Federal Procurement Policy Act, as amended, (E) the Federal Acquisition Regulations (the "FAR") or any applicable agency supplement thereto, (F) the Cost Accounting Standards, (G) the Defense Industrial Security Manual (DOD 5220.22-M), (H) the Defense Industrial Security Regulation (DOD 5220.22-R) or any related security regulations, or (I) any other applicable procurement law or regulation or other Legal Requirement;

               (iv) all facts set forth in or acknowledged by the Company in any certification, representation or disclosure statement submitted by the Company with respect to any Government Contract or Government Bid were current, accurate and complete as of the date of submission;

               (v) neither the Company nor any of its employees has been debarred or suspended from doing business with any Governmental Body, and, to the best of the Company's knowledge, no circumstances exist that would warrant the institution of debarment or suspension proceedings against the Company or any employee of the Company;

               (vi) no negative determinations of responsibility have been issued against the Company in connection with any Government Contract or Government Bid;

              (vii) no direct or indirect costs incurred by the Company have been questioned or disallowed as a result of a finding or determination of any kind by any Governmental Body;

             (viii) no Governmental Body, and no prime contractor or higher-tier subcontractor of any Governmental Body, has withheld or set off, or threatened to withhold or set off, any material amount due to the Company under any Government Contract;

               (ix) to the best of the Company's knowledge, there are not and have not been any irregularities, misstatements or omissions relating to any Government Contract or Government Bid that have led to or could reasonably be expected to lead to (A) any administrative, civil, criminal or other investigation, Legal
     Proceeding or indictment
     involving the Company or any of its employees, (B) the questioning or disallowance of any costs submitted for payment by the Company, (C) the recoupment of any payments previously made to the Company, (D) a finding or claim of fraud, defective pricing, mischarging or improper payments on the part of the Company, or (E) the assessment of any penalties or damages of any kind against the Company;

               (x) there is not and has not been any (A) outstanding claim against the Company by, or dispute involving the Company with, any prime contractor, subcontractor, vendor or other Person arising under or relating to the award or performance of any Government Contract, (B) fact known by the Company upon which any such claim could reasonably be expected to be based or which may give rise to any such dispute, (C) final decision of any Governmental Body against the Company;

               (xi) the Company is not undergoing and has not undergone any audit, and the Company has no knowledge of any basis for any impending audit, arising under or relating to any Government
     Contract (other than normal routine audits conducted in the ordinary course of business);

              (xii) the Company has not entered into any financing arrangement or assignment of proceeds with respect to the performance of any Government Contract;

             (xiii) no payment has been made by the Company or by any Person acting on the Company's behalf to any Person (other than to any bona fide employee or agent (as defined in subpart 3.4 of the FAR) of the Company) which is or was contingent upon the award of any Government Contract or which would otherwise be in violation of any applicable procurement law or regulation or any other Legal Requirement;

              (xiv) the Company has complied with all applicable regulations and other Legal Requirements and with all applicable contractual requirements relating to the placement of legends or restrictive markings on material technical data, computer software and other Proprietary Assets;

               (xv) in each case in which the Company has delivered or otherwise provided any technical data, computer software or Company Proprietary Asset to any Governmental Body in connection with any Government Contract, the Company has marked such technical data, computer software or Company Proprietary Asset with all markings and legends (including any "restricted rights" legend and any "government purpose license rights" legend) necessary (under the FAR or other applicable Legal Requirements) to ensure that no Governmental Body or other Person is able to acquire any unlimited rights with respect to such technical data, computer software or Company Proprietary Asset;

              (xvi) the Company has not made any disclosure to any Governmental Body pursuant to any voluntary disclosure agreement;

              (xvii) the Company is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Body under or in connection with any Government Contract or Government Bid as a result of or by virtue of (A) the execution, delivery of performance of this Agreement or any of the other agreements referred to in this Agreement, or (B) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

     2.11 LIABILITIES. The Company has no material accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles, and whether due or to become due), except for: (a) liabilities identified as such in the "liabilities" column of the Unaudited Interim Balance Sheet; (b) accounts payable or accrued salaries that have been incurred by the Company since September 30, 1996 in the ordinary course of business and consistent with the Company's past practices;
(c) liabilities under the Company Contracts identified in Part 2.10 of the Disclosure Schedule, to the extent the nature and magnitude of such liabilities can be specifically ascertained by reference to the text of such Company Contracts; and (d) the liabilities identified in Part 2.11 of the Disclosure Schedule.

     2.12 COMPLIANCE WITH LEGAL REQUIREMENTS. The Company is, and has at all times since December 31, 1993 been, in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements has not had and will not have a Material Adverse Effect on the Company. Except as set forth in Part 2.12 of the Disclosure Schedule, since December 31, 1993, the Company has not received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

     2.13 GOVERNMENTAL AUTHORIZATIONS. Part 2.13 of the Disclosure Schedule identifies each material Governmental Authorization held by the Company, and the Company has delivered to Parent accurate and complete copies of all Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule. The Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted. The Company is, and at all times since December 31, 1993 has been, in substantial compliance with the terms and requirements of the respective Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule. Since December 31, 1993, the Company has not received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

     2.14 TAX MATTERS.

          (a) All Tax Returns required to be filed by or on behalf of the Company with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the "Company Returns") (i) have been or will be filed on or before the applicable due date

(including any extensions of such due date), and (ii) have been, or will be when filed, accurately and completely prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Company Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date.

          (b) The Company Financial Statements fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with generally accepted accounting principles. The Company will establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from September 30, 1996 through the Closing Date, and the Company will disclose the dollar amount of such reserves to Parent on or prior to the Closing Date.

          (c) Except as set forth in Part 2.14(c) of the Disclosure Schedule, there have been no examinations or audits of any Company Return. The Company has delivered to Parent accurate and complete copies of all audit reports and similar documents (to which the Company has access) relating to the Company Returns. Except as set forth in Part 2.14(c) of the Disclosure Schedule, no extension or waiver of the limitation period applicable to any of the Company Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from the Company.

          (d) Except as set forth in Part 2.14(d) of the Disclosure Schedule, no claim or Proceeding is pending or has been threatened against or with respect to the Company in respect of any Tax. There are no unsatisfied liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by the Company with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Company and with respect to which adequate reserves for payment have been established). There are no liens for Taxes upon any of the assets of the Company except liens for current Taxes not yet due and payable. The Company has not entered into or become bound by any agreement or consent pursuant to
Section 341(f) of the Code. The Company has not been, and the Company will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

          (e) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of the Company that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code. The Company is not, and has never been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

          (f) Except as set forth in Part 2.14(f) of the Disclosure Schedule, since December 31, 1990, (i) no Governmental Body has asserted any claim or otherwise made any allegation that the Company has failed or may have failed to pay any sales tax, use tax or similar

Tax, and (ii) the Company has not engaged in any discussions or negotiations with any Governmental Body, and has not sent any written communication to or received any written communication from any Governmental Body, in connection with any possible failure on the part of the Company to pay any sales tax, use tax or similar Tax.

     2.15 EMPLOYEE AND LABOR MATTERS; BENEFIT PLANS.

          (a) Part 2.15(a) of the Disclosure Schedule identifies each salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement (collectively, the "Plans") sponsored, maintained, contributed to or required to be contributed to by the Company for the benefit of any employee of the Company ("Employee"), except for Plans which would not require the Company to make payments or provide benefits having a value in excess of $25,000 in the aggregate.

          (b) Except as set forth in Part 2.15(a) of the Disclosure Schedule, the Company does not maintain, sponsor or contribute to, and, to the best of the Company's knowledge, has not at any time in the six year period before the Closing maintained, sponsored or contributed to, any employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not excluded from coverage under specific Titles or Merger Subtitles of ERISA) for the benefit of Employees or former Employees (a "Pension Plan").

          (c) The Company maintains, sponsors or contributes only to those employee welfare benefit plans (as defined in Section 3(1) of ERISA, whether or not excluded from coverage under specific Titles or Merger Subtitles of ERISA) for the benefit of Employees or former Employees which are described in Part 2.15(c) of the Disclosure Schedule (the "Welfare Plans"), none of which is a multiemployer plan (within the meaning of Section 3(37) of ERISA).

          (d)  With respect to each Plan, the Company has delivered to Parent:

         (i) an accurate and complete copy of such Plan (including all amendments thereto);

         (ii) an accurate and complete copy of the annual report, if required under ERISA, with respect to such Plan for the last two years;

         (iii) an accurate and complete copy of the most recent summary plan description, together with each Summary of Material Modifications, if required under ERISA, with respect to such Plan;

         (iv) if such Plan is funded through a trust or any third party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments thereto) and accurate and complete copies the most recent financial statements thereof;

         (v) accurate and complete copies of all Contracts relating to such Plan, including service provider agreements, insurance contracts, minimum premium contracts, stop-loss agreements, investment management agreements, subscription and participation agreements and recordkeeping agreements; and

         (vi) an accurate and complete copy of the most recent determination letter received from the Internal Revenue Service with respect to such Plan (if such Plan is intended to be qualified under Section 401(a) of the Code).

          (e) The Company is not required to be, and, to the best of the Company's knowledge, has never been required to be, treated as a single employer with any other Person under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code. The Company has never been a member of an "affiliated service group" within the meaning of Section 414(m) of the Code. To the best of the Company's knowledge, the Company has never made a complete or partial withdrawal from a multiemployer plan, as such term is defined in Section 3(37) of ERISA, resulting in "withdrawal liability," as such term is defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA).

          (f) The Company does not have any plan or commitment to create any additional Welfare Plan or any Pension Plan, or to modify or change any existing Welfare Plan or Pension Plan (other than to comply with applicable law) in a manner that would affect any Employee.

          (g) Except as set forth in Part 2.15(g) of the Disclosure Schedule, no Welfare Plan provides death, medical or health benefits (whether or not insured) with respect to any current or former Employee after any such Employee's termination of service (other than (i) benefit coverage mandated by applicable law, including coverage provided pursuant to Section 4980B of the Code, (ii) deferred compensation benefits accrued as liabilities on the Unaudited Interim Balance Sheet, and (iii) benefits the full cost of which are borne by current or former Employees (or the Employees' beneficiaries)).

          (h) To the best of the Company's knowledge, with respect to each of the Welfare Plans constituting a group health plan within the meaning of
Section 4980B(g)(2) of the Code, the provisions of Section 4980B of the Code ("COBRA") have been complied with in all material respects.

          (i) To the best of the Company's knowledge, each of the Plans has been operated and administered in all material respects in accordance with applicable Legal Requirements, including but not limited to ERISA and the Code.

          (j) Each of the Plans intended to be qualified under Section 401(a) of the Code has received a favorable determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked.

          (k) Except as set forth in Part 2.15(k) of the Disclosure Schedule, neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will result in any payment (including any bonus, golden parachute or severance payment) to any current or former Employee or director of the Company (whether or not under any Plan), or materially increase the benefits payable under any Plan, or result in any acceleration of the time of payment or vesting of any such benefits.

          (l) Part 2.15(l) of the Disclosure Schedule contains a list of all salaried employees of the Company as of the date of this Agreement, and correctly reflects, in all material respects, their salaries, any other compensation payable to them (including compensation payable pursuant to bonus, deferred compensation or commission arrangements), their dates of employment and their positions. The Company is not a party to any collective bargaining contract or other Contract with a labor union involving any of its Employees. All of the Company's employees are "at will" employees.

          (m) Part 2.15(m) of the Disclosure Schedule identifies each Employee who is not fully available to perform work because of disability or other leave and sets forth the basis of such leave and the anticipated date of return to full service.

          (n) To the best of the Company's knowledge, the Company is in compliance in all material respects with all applicable Legal Requirements and Contracts relating to employment, employment practices, wages, bonuses and terms and conditions of employment, including employee compensation matters.

          (o) Except as set forth in Part 2.15(o) of the Disclosure Schedule, the Company has good labor relations, and the Company has no reason to believe that (i) the consummation of the Merger or any of the other transactions contemplated by this Agreement will have a material adverse effect on the Company's labor relations, or (ii) any of the Company's employees intends to terminate his or her employment with the Company.

     2.16 ENVIRONMENTAL MATTERS. The Company is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. The Company has not received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that the Company is not in compliance with any Environmental Law, and, to the best of the Company's knowledge, there are no circumstances that may prevent or interfere with the Company's compliance with any Environmental Law in the future. To the best of the Company's knowledge, no current or prior owner of any property leased or controlled by the Company has received any notice or other communication (in writing or otherwise), whether from a Government Body, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company is not in compliance with any Environmental Law. All Governmental Authorizations currently held by the Company pursuant to Environmental Laws are identified in Part 2.16 of the Disclosure Schedule. (For purposes of this Section 2.16: (i) "Environmental Law" means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (ii) "Materials of Environmental Concern" include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.)

     2.17 SALE OF PRODUCTS; PERFORMANCE OF SERVICES.

          (a) The Company will not incur or otherwise become subject to any material liability arising from (i) any product, system, program, Proprietary Asset or other asset designed, developed, manufactured, assembled, sold, supplied, installed, repaired, licensed or made available by the Company on or prior to the Closing Date, or (ii) any consulting services, installation services, programming services, repair services, maintenance services, training services, support services or other services performed by the Company on or prior to the Closing Date.

          (b) Except as set forth in Part 2.17(b) of the Disclosure Schedule, no customer or other Person has, at any time since December 31, 1993, asserted or threatened to assert any claim against the Company (other than claims that have been resolved satisfactorily at no material cost to the Company) under or based upon (i) any warranty provided by or on behalf of the Company, or (ii) any services performed by the Company.

     2.18 INSURANCE. Part 2.18 of the Disclosure Schedule identifies all insurance policies maintained by, at the expense of or for the benefit of the Company and identifies any material claims made thereunder, and the Company has delivered to Parent accurate and complete copies of the insurance policies identified on Part 2.18 of the Disclosure Schedule. Each of the insurance policies identified in Part 2.18 of the Disclosure Schedule is in full force and effect. Since December 31, 1992, the Company has not received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

     2.19 RELATED PARTY TRANSACTIONS. Except as set forth in Part 2.19 of the Disclosure Schedule: (a) no Related Party has, and no Related Party has at any time since December 31, 1993 had, any direct or indirect interest in any material asset used in or otherwise relating to the business of the Company; (b) no Related Party is, or has at any time since December 31, 1993 been, indebted to the Company; (c) since December 31, 1993, no Related Party has entered into, or has had any direct or indirect financial interest in, any material Contract, transaction or business dealing involving the Company;
(d) no Related Party is competing, or has at any time since December 31, 1993 competed, directly or indirectly, with the Company; and (e) no Related Party has any claim or right against the Company (other than rights under company Options and rights to receive compensation for services performed as an employee of the

Company). (For purposes of the Section 2.19 each of the following shall be deemed to be a "Related Party": (i) each individual who is, or who has at any time since December 31, 1993 been, an officer of the Company; (ii) each member of the immediate family of each of the individuals referred to in clause "(i)" above; and (iii) any trust or other Entity (other than the Company) in which any one of the individuals referred to in clauses "(i)" and "(ii)" above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.)

     2.20 LEGAL PROCEEDINGS; ORDERS.

          (a) Except as set forth in Part 2.20 of the Disclosure Schedule, there is no pending Legal Proceeding, and (to the best of the Company's knowledge) no Person has threatened to commence any Legal Proceeding: (i) that involves the Company or any of the assets owned or used by the Company or any Person whose liability the Company has or may have retained or assumed, either contractually or by operation of law; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. To the best of the Company's knowledge, except as set forth in Part 2.20(a) of the Disclosure Schedule, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

          (b) Except as set forth in Part 2.20(b) of the Disclosure Schedule, no Legal Proceeding has ever been commenced by or has ever been pending against the Company.

          (c) There is no order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject. To the best of the Company's knowledge, no officer or other employee of the Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Company's business.

     2.21 AUTHORITY; BINDING NATURE OF AGREEMENT. The Company has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary action on the part of the Company and its board of directors. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     2.22 NON-CONTRAVENTION; CONSENTS. Except as set forth in Part 2.22 of the Disclosure Schedule, neither (1) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor (2) the consummation of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

               (a) contravene, conflict with or result in a violation of (i) any of the provisions of the Company's articles of incorporation or bylaws, or (ii) any resolution adopted by the Company's shareholders, the Company's board of directors or any committee of the Company's board of directors;

               (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject;

               (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the Company's business or to any of the assets owned or used by the Company;

               (d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract that is or would constitute a Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Company Contract, (ii) accelerate the maturity or performance of any such Company Contract, or (iii) cancel, terminate or modify any such Company Contract; or

               (e) result in the imposition or creation of any lien or other Encumbrance upon or with respect to any asset owned or used by the Company (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Company).

Except as set forth in Part 2.22 of the Disclosure Schedule and by the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, the Company is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

     2.23 FULL DISCLOSURE.

          (a) This Agreement (including the Disclosure Schedule) does not, and the closing certificate to be delivered by the Company upon the day of the Closing (the "Closing Certificate") will not, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact or necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

          (b) The information supplied by the Company for inclusion in the Information Statement (as defined in Section 5.2) will not, as of the date of the Information Statement or as of the date of the Company Shareholders' Meeting (as defined in Section 5.3), (i) contain any statement that is inaccurate or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make such information (in the light of the circumstances under which it is provided) not false or misleading.

SECTION 3.     REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

          Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

     3.1  SEC FILINGS; FINANCIAL STATEMENTS.

          (a) Parent has delivered to the Company accurate and complete copies (excluding copies of exhibits) of each report, registration statement (on a form other than Form S-8) and definitive proxy statement filed by Parent with the SEC between September 30, 1995 and the date of this Agreement (the "Parent SEC Documents"). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; and (iii) since the date of the Parent's last Quarterly Report on Form 10-Q, no event has occurred which would have a material adverse effect on Parent's business, condition, assets, liability, operations, financial performance or prospects.

          (b) The consolidated financial statements contained in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements and (in the case of unaudited statements) as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to year-end audit adjustments; and (iii) fairly present the consolidated financial position of Parent and its subsidiaries as of the respective dates thereof and the consolidated results of operations of Parent and its subsidiaries for the periods covered thereby.

     3.2 AUTHORITY; BINDING NATURE OF AGREEMENT. Parent and Merger Sub have the absolute and unrestricted right, power and authority to perform their obligations under this Agreement; and the execution, delivery and performance by Parent and Merger Sub of this Agreement (including the contemplated issuance of Parent Common Stock in the Merger in accordance with this Agreement) have been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective boards of directors. No vote of Parent's stockholders is needed to approve the Merger. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and
(ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     3.3 VALID ISSUANCE. Subject to Section 1.5(c), the Parent Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

SECTION 4.     CERTAIN COVENANTS OF THE COMPANY

     4.1 ACCESS AND INVESTIGATION. During the period from the date of this Agreement through the Effective Time (the "Pre-Closing Period"), the Company shall, and shall cause its Representatives to: (a) provide Parent and Parent's Representatives with reasonable access to the Company's Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company; and (b) provide Parent and Parent's Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to the Company, and with such additional financial, operating and other data and information regarding the Company, as Parent may reasonably request.

     4.2  OPERATION OF THE COMPANY'S BUSINESS.  During the Pre-Closing Period:

          (a) the Company shall conduct its business and operations in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement;

          (b) the Company shall use reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and good will with all suppliers, customers, landlords, creditors, employees and other Persons having business relationships with the Company;

          (c) the Company shall keep in full force all insurance policies identified in Part 2.18 of the Disclosure Schedule;

          (d) the Company shall cause its officers to report regularly (but in no event less frequently than weekly) to Parent concerning the status of the Company's business;

          (e) the Company shall not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, and shall not repurchase, redeem or otherwise reacquire any shares of capital stock or other securities or purchase or acquire for cash any of its options or warrants;

          (f)  the Company shall not sell, issue or authorize the issuance of
     (i) any capital stock or other security, (ii) any option or right to acquire any capital stock or other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security (except that the Company shall be permitted to issue Company Common Stock to employees upon the exercise of outstanding Company Options and to issue shares of Company Common Stock upon the conversion of shares of Class A Preferred Stock, Class B Preferred Stock or Class C Preferred Stock);

          (g) the Company shall not amend or waive any of its rights under, or, except as described in Part 4.2(g) of the Disclosure Schedule, permit the acceleration of vesting under, (i) any provision of the Company Stock Plans, (ii) any provision of any agreement evidencing any outstanding Company Option, or (iii) any provision of any restricted stock purchase agreement;

          (h) the Company shall not amend or permit the adoption of any amendment to the Company's articles of incorporation or bylaws, or effect or permit the Company to become a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction (except that the Company may issue shares of Company Common Stock upon the conversion of shares of Class A Preferred Stock, Class B Preferred Stock and Class C Preferred Stock);

          (i) the Company shall not form any subsidiary or acquire any equity interest or other interest in any other Entity;

          (j) the Company shall not make any capital expenditure, except for the purchase of items requiring capital expenditures of no more than $1000;

          (k) the Company shall not (i) enter into, or permit any of the assets owned or used by it to become bound by, any Contract that is or would constitute a Material Contract, or (ii) amend or prematurely terminate, or waive any material right or remedy under, any such Contract;

          (l) the Company shall not except in the ordinary course of business (i) acquire, lease or license any right or other asset from any other Person, (ii) sell or otherwise dispose of, or lease or license, any right or other asset to any other Person, or (iii) waive or relinquish any right, except for assets acquired, leased, licensed or disposed of by the Company pursuant to Contracts that are not Material Contracts;

          (m) the Company shall not (i) lend money to any Person (except that the Company may make routine travel advances to employees in the ordinary course of business and may, consistent with its past practices, allow employees to acquire Company Common Stock in exchange for promissory notes upon exercise of Company Options), or (ii) incur or guarantee any indebtedness for borrowed money (except that the Company may make routine borrowings in the ordinary course of business under its line of credit with Silicon Valley Bank);

          (n) except for the period after the Closing and as set forth in Exhibit G, the Company shall not (i) establish, adopt or amend any Employee Benefit Plan, (ii) pay any bonus or make any profit-sharing payment, cash incentive payment or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or (iii) hire any new employee;

          (o) the Company shall not change any of its methods of accounting or accounting practices in any material respect;

          (p)  the Company shall not make any Tax election;

          (q) the Company shall not commence or settle any material Legal Proceeding;

          (r) the Company shall not agree or commit to take any of the actions described in clauses "(e)" through "(q)" above.

Notwithstanding the foregoing, the Company may take any action described in clauses "(e)" through "(r)" above if Parent gives its prior written consent to the taking of such action by the Company, which consent will not be unreasonably withheld (it being understood that Parent's withholding of consent to any action will not be deemed unreasonable if Parent determines in good faith that the taking of such action would not be in the best interests of Parent or would not be in the best interests of the Company).

     4.3  NOTIFICATION; UPDATES TO DISCLOSURE SCHEDULE.

          (a) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of:

               (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by the Company in this Agreement;

               (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by the Company in this Agreement if
     (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

               (iii) any breach of any covenant or obligation of the Company; and

               (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible or unlikely.

          (b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 4.3(a) requires any change in the Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Company shall promptly deliver to Parent an update to the Disclosure Schedule specifying such change. No such update shall be deemed to supplement or amend the Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Company in this Agreement, or (ii) determining whether any of the conditions set forth in Section 6 has been satisfied.

     4.4 NO NEGOTIATION. During the Pre-Closing Period, the Company shall not, directly or indirectly:

          (a) solicit or encourage the initiation of any inquiry, proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction;

          (b) participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to, any Person (other than Parent) relating to or in connection with a possible Acquisition Transaction; or

          (c) consider, entertain or accept any proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction.

The Company shall promptly notify Parent in writing of any material inquiry, proposal or offer relating to a possible Acquisition Transaction that is received by the Company during the Pre-Closing Period.

SECTION 5.     ADDITIONAL COVENANTS OF THE PARTIES

     5.1 FILINGS AND CONSENTS. As promptly as practicable after the execution of this Agreement, each party to this Agreement (a) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, and (b) shall use all commercially reasonable efforts to obtain all Consents (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger and the other transactions contemplated by this Agreement. The Company shall (upon request) promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period.

     5.2 INFORMATION STATEMENT. As promptly as practicable after the execution of this Agreement, the Company and Parent shall jointly prepare an Information Statement relating to the approval of the Merger by the Company's shareholders (the "Information Statement"). The Company shall provide and include in the Information Statement such information relating to the Company and its shareholders as may be required pursuant to Rule 502 under the Securities Act. The Information Statement shall include the recommendation of the board of directors of the Company in favor of the Merger.

     5.3 COMPANY SHAREHOLDERS' MEETING. The Company shall, in accordance with its articles of incorporation and bylaws and the applicable requirements of the Delaware General Corporation Law, call and hold a special meeting of its shareholders as promptly as practicable for the purpose of permitting them to consider and to vote upon and approve the Merger and this Agreement (the "Company Shareholders' Meeting"). The Company shall cause a copy of the Information Statement to be delivered to each shareholder of the Company who is entitled to vote at the Company Shareholders' Meeting. As promptly as practicable after the delivery of copies of the Information Statement to all shareholders entitled to vote at the Company Shareholders' Meeting, the Company shall use its best efforts (i) to solicit from each of such shareholders a proxy in favor of the approval of the Merger and this Agreement, (ii) to cause each of such shareholders to identify in writing a person reasonably acceptable to Parent as his or her "purchaser representatives" (as defined in Rule 501 under the Securities Act) in connection with evaluating the merits and risks of investing in Parent Common Stock, and (iii) to cause each of such shareholders to execute and deliver to Parent a Shareholder Investment Certification in the form of Exhibit H. Without limiting the generality or the effect of anything contained in the Shareholder Agreements being executed and delivered to Parent by certain Company shareholders contemporaneously with the execution and delivery of this Agreement, each such shareholder shall cause all shares of the capital stock of the Company that are owned, beneficially or of record, by such shareholder on the record date for the Company Shareholders' meeting to be voted in favor of the Merger and this Agreement at such meeting.

     5.4  PUBLIC ANNOUNCEMENTS.

          (a) During the Pre-Closing Period, the Company shall not (and the Company shall not permit any of its Representatives to) issue any press release or make any public statement regarding this Agreement or the Merger, or regarding any of the other transactions contemplated by this Agreement, without Parent's prior written consent.

          (b) During the Pre-Closing Period, Parent will consult with the Company prior to issuing any press release or making any public statement regarding the Merger (unless Parent reasonably determines that Parent is required, by virtue of any applicable Legal Requirement, to issue any such press release or make any such public statement under the circumstances that make it infeasible or impractical to consult with the Company).

     5.5 POOLING OF INTERESTS. During the Pre-Closing Period, no party to this Agreement shall take any action that could reasonably be expected to have an adverse effect on the ability of Parent to account for the Merger as a "pooling of interests."

     5.6 AFFILIATE AGREEMENTS. The Company shall use all commercially reasonable efforts to cause each other Person identified on Exhibit I-2 (and any other Person that could reasonably be deemed to be an "affiliate" of the Company for purposes of the Securities Act), to execute and deliver to Parent, as promptly as practicable after the execution of this Agreement, an Affiliate Agreement in the form of
Exhibit I-1.

     5.7 BEST EFFORTS. During the Pre-Closing Period, (a) the Company shall use its best efforts to cause the conditions set forth in Section 6 to be satisfied on a timely basis, and (b) Parent and Merger Sub shall use their best efforts to cause the conditions set forth in Section 7 to be satisfied on a timely basis.

     5.8  TERMINATION OF AGREEMENTS.  Prior to the Closing:

          (a) the Company shall obtain waivers of the right of redemption in respect of the Class A, B and C Preferred Stock by the holders thereof in the event of a reorganization of the Company as contemplated herein, from all of the holders thereof.

          (b) the Company shall use all commercially reasonable efforts to cause Micromuse Plc to enter into an agreement with the Company, reasonably satisfactory in form and content to Parent (and conditioned and effective upon the Closing), terminating all of the rights of Micromuse Plc under the Value Added Reseller Agreement dated as of April 28, 1996 between the Company and Micromuse Plc.

     5.9 FIRPTA MATTERS. At the Closing, (a) the Company shall deliver to Parent a statement (in such form as may be reasonably requested by counsel to Parent) conforming to the requirements of Section 1.897 - 2(h)(1)(i) of the United States Treasure Regulations, and (b) the Company shall deliver to the Internal Revenue Service the notification required under Section 1.897 - 2(h)(2) of the United States Treasury Regulations.

     5.10 RELEASE. At the Closing, each of the shareholders listed in Exhibit J shall execute and deliver to the Company a Release in the form of Exhibit K.

     5.11 TERMINATION OF EMPLOYEE PLANS. At the Closing, the Company shall terminate the Company Stock Plans, and shall ensure that no employee or former employee of the Company has any rights under any of such Plans and that any liabilities of the Company under such Plans (including any such liabilities relating to services performed prior to the Closing) are fully extinguished at no cost to the Company.

SECTION 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

     The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

     6.1 ACCURACY OF REPRESENTATIONS. Each of the representations and warranties made by the Company in this Agreement and in each of the other agreements and instruments delivered to Parent in connection with the transactions contemplated by this Agreement shall have been accurate in all respects as of the date of this Agreement, and shall be accurate in all material respects as of the Scheduled Closing Time as if made at the Scheduled Closing Time (without giving effect to any update to the Disclosure Schedule other than the Special Disclosure Schedule Amendment, and without giving effect to any "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties).

     6.2 PERFORMANCE OF COVENANTS. All of the covenants and obligations with which the Company is required to comply or required to perform at or prior to the Closing shall have been complied with and performed in all respects.

     6.3 SHAREHOLDER APPROVAL. The principal terms of the Merger shall have been duly approved by the affirmative vote of (a) at least a majority of the shares of Company Common Stock and Class A, Class B and Class C Preferred Stock entitled to vote with respect thereto (which preferred stock is entitled to cast the number of votes each to the number of whole shares of the Company Common Stock into which the shares of preferred stock are convertible), voting together with the Company Common Stock as a single class; (b) at least a majority of the shares of Class A, Class B and Class C Preferred Stock entitled to vote with respect thereto, voting together as a single class; and (c) at least a majority of the shares of Class C Preferred Stock entitled to vote with respect thereto.

     6.4 CONSENTS. All Consents required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement (including the Consents identified in Part 2.22 of the Disclosure Schedule) shall have been obtained and shall be in full force and effect.

     6.5 AGREEMENTS AND DOCUMENTS. Parent and the Company shall have received the following agreements and documents, each of which shall be in full force and effect:

          (a) Shareholder Investment Certifications in the form of Exhibit H, each dated as of the date of the Company Shareholders' Meeting or as of an earlier date, executed by each of the Company's shareholders;

          (b) Affiliate Agreements in the form of Exhibit I-1, executed by the Persons identified on Exhibit I-2 and by any other Person who could reasonably be deemed to be an "affiliate" of the Company for purposes of the Securities Act;

          (c) a Release in the form of Exhibit K, executed by the shareholders listed in Exhibit J;

          (d) the waivers referred to in Section 5.9(a), executed by each of the relevant shareholders;

          (e) the agreement, if any, referred to in Section 5.9(b), executed by Micromuse Plc;

          (f) confidential invention and assignment agreements, reasonably satisfactory in form and content to Parent, executed by all employees and former employees of the Company and by all consultants and independent contractors and former consultants and former independent contractors to the Company who have not already signed such agreements (including the individuals identified in Part 2.9(f) of the Disclosure Schedule);

          (g) the statement referred to in Section 5.10(a), executed by the Company;

          (h) an estoppel certificate, dated as of a date not more than five days prior to the Closing Date and satisfactory in form and content to Parent, executed by B.F. Saul Real Estate Investment Trust;

          (i) a legal opinion of Piper & Marbury L.L.P., dated as of the Closing Date, in a form to be agreed;

          (j) a legal opinion of Piper & Marbury, L.L.P., reasonably satisfactory in form and content to Parent, to the effect that the execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not contravene, conflict with or result in a violation of, or give any Governmental Body the right to exercise any remedy or to obtain any relief under, any Government Contract to which the Company is a party or under which the Company has any rights or obligations;

          (k) a letter from Ernst & Young LLP, dated as of the Closing Date, regarding concurrence with Parent's management's conclusion regarding the appropriateness of pooling of interests accounting treatment for the Merger under APB Opinion No. 16 if consummated in accordance with this Agreement, in a form customary in scope and substance for letters delivered by independent public accountants in connection with transactions of this type;

          (l) a letter from Coopers & Lybrand LLP, dated as of the Closing Date, confirming that no transaction entered into by the Company, and no other fact or circumstance relating to the Company, will prevent Parent from accounting for the Merger as a "pooling of interests" in accordance with generally accepted principles, Accounting Principles Board Opinion No. 16 and all published rules, regulations and policies of the SEC;

          (m) a certificate executed by the Company and containing the representation and warranty of the Company that each of the representations and warranties set forth in Section 2 is accurate in all respects as of the Closing Date as if made on the Closing Date and that the conditions set forth in Sections 6.1, 6.2 and 6.3 have been duly satisfied (the "Closing Certificate");

          (n) written resignations of all directors of the Company, effective as of the Effective Time; and

          (o) an Escrow Agreement substantially in the form of Exhibit E executed by the Parent and the Company.

     6.6 FIRPTA COMPLIANCE. The Company shall have filed with the Internal Revenue Service the notification referred to in Section 5.10(b).

     6.7 LISTING. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing (subject to notice of issuance) on the Nasdaq National Market.

     6.8 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

     6.9 NO LEGAL PROCEEDINGS. No Person shall have commenced or threatened to commence any Legal Proceeding challenging or seeking the recovery of a material amount of damages in connection with the Merger or seeking to prohibit or limit the exercise by Parent of any material right pertaining to its ownership of stock of the Surviving Corporation.

     6.10 LEGENDS. The Company shall have provided Parent with evidence, reasonably satisfactory to Parent, that all technical data, computer software and Company Proprietary Assets delivered or otherwise provided or made available by or on behalf of the Company to Governmental Bodies in connection with Government Contracts have been marked with all markings and legends (including any "restricted rights" legend and any "government purpose license rights" legend) appropriate (under the FAR, under other applicable Legal Requirements or otherwise) to ensure that no Governmental Body or other Person is able to acquire any unlimited rights with respect to any of such technical data, computer software or Company Proprietary Assets and to ensure that the Company has not lost or relinquished and will not lose or relinquish any material rights with respect thereto.

     6.11 TERMINATION OF EMPLOYEE PLANS. The Company shall have provided Parent with evidence, reasonably satisfactory to Parent, as to the termination of the benefit plans referred to in Section 5.12.

     6.12 NO MATERIAL ADVERSE CHANGE. There shall have been no material adverse change in the Company's business, condition, assets, liabilities, operations, financial performance or prospects since the date of this Agreement; PROVIDED, HOWEVER, that changes in projected revenues of the Company resulting from the failure of the Company to execute agreements with potential new customers after announcement of the execution of this Agreement shall not be considered a material adverse change pursuant to this Section 6.

     6.13 RULE 506. All applicable requirements of Rule 506 under the Securities Act shall have been satisfied.

     6.14 WAIVER OF DISSENTERS RIGHTS. Shareholders representing the right to receive 95% of the shares of Parent Common Stock outstanding as of the Closing Date shall have delivered Waivers of their appraisal rights under
Section 262 of the Delaware General Corporation Law.

SECTION 7.     CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

     The obligations of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions:

     7.1 ACCURACY OF REPRESENTATIONS. Each of the representations and warranties made by Parent and Merger Sub in this Agreement shall have been accurate in all material respects as of the date of this Agreement (without giving effect to any materiality or similar qualifications contained in such representations and warranties), and shall be accurate in all material respects as of the Scheduled Closing Time as if made at the Scheduled Closing Time (without giving effect to any materiality or similar qualifications contained in such representations and warranties).

     7.2 PERFORMANCE OF COVENANTS. All of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all respects.

     7.3  DOCUMENTS.  The Company shall have received the following documents:

          (a) a legal opinion of Cooley Godward llp, dated as of the Closing Date, in a form to be agreed; and

          (b) a Registration Rights Agreement substantially in the form of Exhibit L executed by the Parent.

     7.4 LISTING. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing (subject to notice of issuance) on the Nasdaq National Market.

     7.5 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

SECTION 8.     TERMINATION

     8.1  TERMINATION EVENTS.  This Agreement may be terminated prior to the
Closing:

          (a) by Parent if Parent reasonably determines that the timely satisfaction of any condition set forth in Section 6 has become impossible (other than as a result of any failure on the part of Parent or Merger Sub to comply with or perform any covenant or obligation of Parent or Merger Sub set forth in this Agreement);

          (b) by the Company if the Company reasonably determines that the timely satisfaction of any condition set forth in Section 7 has become impossible (other than as a result of any failure on the part of the Company to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to Parent);

          (c) by Parent at or after the Scheduled Closing Time if any condition set forth in Section 6 has not been satisfied by the Scheduled Closing Time;

          (d) by the Company at or after the Scheduled Closing Time if any condition set forth in Section 7 has not been satisfied by the Scheduled Closing Time;

          (e) by Parent if the Closing has not taken place on or before February 28, 1997 (other than as a result of any failure on the part of Parent to comply with or perform any covenant or obligation of Parent set forth in this Agreement);

          (f) by the Company if the Closing has not taken place on or before February 28, 1997 (other than as a result of the failure on the part of the Company to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to Parent); or

          (g)  by the mutual consent of Parent and the Company.

     8.2 TERMINATION PROCEDURES. If Parent wishes to terminate this Agreement pursuant to Section 8.1(a), Section 8.1(c) or Section 8.1(e), Parent shall deliver to the Company a written notice stating that Parent is terminating this Agreement and setting forth a brief description of the basis on which Parent is terminating this Agreement. If the Company wishes to terminate this Agreement pursuant to Section 8.1(b), Section 8.1(d) or
Section 8.1(f), the Company shall deliver to Parent a written notice stating that the Company is terminating this Agreement and setting forth a brief description of the basis on which the Company is terminating this Agreement.

     8.3  EFFECT OF TERMINATION.  If this Agreement is terminated pursuant to
Section 8.1, all further obligations of the parties under this Agreement shall terminate; PROVIDED, HOWEVER, that: (a) neither the Company nor Parent shall be relieved of any obligation or liability arising from any prior breach by such party of any provision of this Agreement; (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 10.6; and (c) the Company shall, in all events, remain bound by and continue to be subject to Section 5.4.

SECTION 9.     INDEMNIFICATION, ETC.

     9.1  SURVIVAL OF REPRESENTATIONS, ETC.

          (a) The representations and warranties made by the Company (including the representations and warranties set forth in Section 2 and the representations and warranties set forth in the Closing Certificate) shall survive the Closing and shall expire on the first anniversary of the Closing Date; PROVIDED, HOWEVER, that if, at any time prior to the first anniversary of the Closing Date, any Indemnitee (acting in good faith) delivers to any of the Indemnitors (as defined below) a written notice alleging the existence of a material inaccuracy in or a material breach of any of the representations and warranties made by the Company (and setting forth in reasonable detail the basis for such Indemnitee's belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under Section 9.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the first anniversary of the Closing until such time as such claim is fully and finally resolved. All representations and warranties made by Parent and Merger Sub shall terminate and expire as of the Effective Time, and any liability of Parent or Merger Sub with respect to such representations and warranties shall thereupon cease.

          (b) The representations, warranties, covenants and obligations of the Company, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnitees or any of their Representatives, except to the extent such information is included in the Disclosure Schedule or any update to the Disclosure Schedule.

          (c) For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule or in any update to the Disclosure Schedule shall be deemed to be a representation and warranty made by the Company.

     9.2  INDEMNIFICATION BY SHAREHOLDERS.

          (a) From and after the Effective Time (but subject to Section 9.1(a)), the holders of Company Shares who shall have received, or are entitled to receive, Parent Common Stock pursuant to Section 1 above (the "Indemnitors"), jointly and severally, shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages which are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are directly or indirectly connected with: (i) any material inaccuracy in or material breach of any representation or warranty set forth in Section 2 or in the Closing Certificate (without giving effect to any "Material Adverse Effect" or other materiality qualification or any similar qualification contained or incorporated directly or indirectly in such representation or warranty, but giving effect to any update to the Disclosure Schedule delivered by the Company to Parent prior to the Closing); (ii) any material breach of any covenant or obligation of the Company (including the covenants set forth in Sections 4 and 5); or (iii) any

Legal Proceeding relating to any inaccuracy or breach of the type referred to in clause "(i)" or "(ii)" above (including any Legal Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this
Section 9).

          (b) The Indemnitors acknowledge and agree that, if the Surviving Corporation suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation such as would be subject to indemnification in Section 9.2(a), then (without limiting any of the rights of the Surviving Corporation as an Indemnitee) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Damages as a result of and in connection with such inaccuracy or breach.

     9.3 LIMITATION OF PARENT CLAIMS. The obligations and liabilities of the Indemnitors hereunder with respect to indemnification for Damages shall be subject to the following limitations:

          (a) No indemnification shall be required to be made by the Indemnitors hereunder unless the amount of Damages exceeds $100,000 in the aggregate, in which case the Stockholders' indemnification obligations shall apply to the amount of such Parent Claims in excess of $100,000.

          (b) All claims for indemnification pursuant to Section 9.2 hereof shall be brought and recovered by the Indemnitees solely by the return to Parent of property from the Escrow Fund. Without limiting the generality of the foregoing, Parent shall not have any recourse against any Indemnitors individually, or any Indemnitor's assets or property, for Damages, except for recovery against the Escrow Fund pursuant to the terms of this Agreement and the Escrow Agreement.

          (c) For purposes of determining the amount of property recoverable from the Escrow Fund sufficient to satisfy any claim subject to indemnification hereunder, the value of a share of Parent Stock shall be equal to $29 per share.

          (d) The Indemnitors and the Indemnitees acknowledge and agree that any distribution of property from the Escrow Fund to satisfy a claim hereunder shall be done so as to reduce each Indemnitor's interest in the Parent Common Stock in the Escrow Fund in a pro rata manner based on the Indemnitors' respective ownership interests in the Parent Common Stock in the Escrow Fund.

     9.4 EXCLUSIVE REMEDY. The indemnification provided in this Article 9 shall be the Indemnitees' exclusive remedy for any breach by the Company of a representation or warranty contained in this Agreement or any certificate or other writing delivered by the Company pursuant hereto or in connection herewith. Notwithstanding the foregoing, nothing contained herein shall limit a party's rights or remedies with respect to claims resulting from or arising out of or willful misconduct or fraud.

     9.5 NO CONTRIBUTION. Each Indemnitor waives, and acknowledges and agrees that he shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Surviving Corporation in connection with any indemnification obligation or any other liability to which he may become subject under or in connection with this Agreement or the Closing Certificate.

     9.6 INTEREST. Any Indemnitor who is required to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this Section 9 with respect to any Damages shall also be liable to such Indemnitee for interest on the amount of such Damages (for the period commencing as of the date on which such Indemnitor first received notice of a claim for recovery by such Indemnitee and ending on the date on which the liability of such Indemnitor to such Indemnitee is fully satisfied by such Indemnitor) at a floating rate equal to the rate of interest publicly announced by Bank of Boston from time to time as its prime, base or reference rate.

     9.7 DEFENSE OF THIRD PARTY CLAIMS. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against the Surviving Corporation, against Parent or against any other Person) with respect to which the Indemnitors may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this Section 9, Parent shall have the right, at its election, to proceed with the defense of such claim or Legal Proceeding on its own. If Parent so proceeds with the defense of any such claim or Legal Proceeding:

          (a) all reasonable expenses relating to the defense of such claim or Legal Proceeding shall be borne and paid exclusively by the Indemnitors out of the Escrow Fund;

          (b) each Indemnitor shall make available to Parent any documents and materials in his possession or control, if any, that may be necessary to the defense of such claim or Legal Proceeding; and

          (c) Parent shall have the right to settle, adjust or compromise such claim or Legal Proceeding with the consent of the Indemnitors' Agent (as defined in Section 10.1); PROVIDED, HOWEVER, that such consent shall not be unreasonably withheld.

Parent shall give the Indemnitors' Agent prompt notice of the commencement of any such Legal Proceeding against Parent or the Surviving Corporation; PROVIDED, HOWEVER, that any failure on the part of Parent to so notify the Indemnitors' Agent shall not limit any of the obligations of the Indemnitors under this Section 9 (except to the extent such failure materially prejudices the defense of such Legal Proceeding).

     9.8 EXERCISE OF REMEDIES BY INDEMNITEES OTHER THAN PARENT. No Indemnitee (other than Parent or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

SECTION 10.    MISCELLANEOUS PROVISIONS

     10.1 INDEMNITORS' AGENT. The Indemnitors hereby irrevocably appoint Richard Smith as their agent for purposes of Section 9 (the "Indemnitors' Agent"), and Richard Smith hereby accepts his appointment as the Indemnitors' Agent. Parent shall be entitled to deal exclusively with the Indemnitors' Agent on all matters relating to Section 9, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Indemnitor by the Indemnitors' Agent, and on any other action taken or purported to be taken on behalf of any Indemnitor by the Indemnitors' Agent, as fully binding upon such Indemnitor. If the Indemnitors' Agent shall die, become disabled or otherwise be unable to fulfill his responsibilities as agent of the Indemnitors, then the Indemnitors shall, within ten days after such death or disability, appoint a successor agent and, promptly thereafter, shall notify Parent of the identity of such successor. Any such successor shall become the "Indemnitors' Agent" for purposes of Section 9 and this Section 10.1. If for any reason there is no Indemnitors' Agent at any time, all references herein to the Indemnitors' Agent shall be deemed to refer to the Indemnitors.

     10.2 FURTHER ASSURANCES. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

     10.3 FEES AND EXPENSES. Each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of (a) the investigation and review conducted by Parent and its Representatives with respect to the Company's business (and the furnishing of information to Parent and its Representatives in connection with such investigation and review), (b) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement, (c) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection with any of such transactions, and (d) the consummation of the Merger.

     10.4 ATTORNEYS' FEES. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

     10.5 NOTICES. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

          IF TO PARENT:

               Boole & Babbage, Inc.
               3131 Zanker Road
               San Jose, CA 95134
               Tel. (408) 526-3000
               Fax. (408) 526-3655
               Attention: James E.C. Black

          WITH A COPY TO:

               Cooley Godward LLP
               Five Palo Alto Square
               3000 El Camino Real
               Palo Alto, CA 94306
               Tel. (415) 843-5000
               Fax. (415) 857-0663
               Attention: Deborah L. Cleveland

          IF TO THE COMPANY:

               MAXM Systems Corporation
               8201 Greensboro Drive, 9th Fl.
               McLean, VA 22102
               Tel. (703) 761-0400
               Fax. (703) 761-0510
               Attention: Loren Burnett

          WITH A COPY TO:

               Piper & Marbing L.L.P.
               1200 19th Street, N.W.
               Washington, D.C. 20036
               Tel. (202) 861-6315
               Fax. (202) 861-6317
               Attention:  Edwin M. Martin, Jr., Esq.

     10.6 CONFIDENTIALITY. Without limiting the generality of anything contained in Section 5.4, on and at all times after the Closing Date, the Company shall keep confidential, and shall not use or disclose to any other Person, any non-public document or other non-public information in the Company's possession that relates to the business of the Company or Parent.

     10.7  TIME OF THE ESSENCE.  Time is of the essence of this Agreement.

     10.8 HEADINGS. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

     10.9 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

     10.10 GOVERNING LAW. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

     10.11 SUCCESSORS AND ASSIGNS.  This Agreement shall be binding upon:
the Company and its successors and assigns (if any); Parent and its successors and assigns (if any); and Merger Sub and its successors and assigns (if any). This Agreement shall inure to the benefit of: the Company; the Company's shareholders (to the extent set forth in Section 1.5); the holders of assumed Company Options (to the extent set forth in Section 1.6); Parent; Merger Sub; the other Indemnitees (subject to Section 9); and the respective successors and assigns (if any) of the foregoing. Parent may freely assign any or all of its rights under this Agreement (including its indemnification rights under Section 9), in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person.

     10.12 REMEDIES CUMULATIVE; SPECIFIC PERFORMANCE. The rights and remedies of the parties hereto shall be cumulative (and not alternative).
The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

     10.13 WAIVER.

          (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

          (b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

     10.14 AMENDMENTS. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

     10.15 SEVERABILITY. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

     10.16 PARTIES IN INTEREST. Except for the provisions of Sections 1.5, 1.6 and 9, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

     10.17 ENTIRE AGREEMENT. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof; PROVIDED, HOWEVER, that the confidentiality provisions agreed to in the letter of intent dated November 25, 1996 executed on behalf of Parent and the Company shall remain in effect in accordance with its terms until the earlier of (a) the Effective Time, or
(b) the date on which such agreement is terminated in accordance with its terms.

     10.18     CONSTRUCTION.

          (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

          (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

          (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

          (d) Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

      The parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

                                   BOOLE & BABBAGE, INC.,
                                     a Delaware corporation


                                   By:
                                         --------------------------------------




                                   MINIMUM ACQUISITION SUB, INC.,
                                     a Delaware corporation


                                   By:
                                         --------------------------------------



                                   MAXM SYSTEMS CORPORATION,
                                     a Delaware corporation


                                   By:
                                         --------------------------------------

                                  EXHIBIT A

                             CERTAIN DEFINITIONS


For purposes of the Agreement (including this Exhibit A):

     ACQUISITION TRANSACTION. "Acquisition Transaction" shall mean any transaction involving:

          (a) the sale, license, disposition or acquisition of all or a material portion of the Company's business or assets;

          (b) the issuance, disposition or acquisition of (i) any capital stock or other equity security of the Company (other than common stock issued to employees of the Company, upon exercise of Company Options or otherwise, in routine transactions in accordance with the Company's past practices),
(ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of the Company (other than stock options granted to employees of the Company in routine transactions in accordance with the Company's past practices), or
(iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of the Company; or

          (c) any merger, consolidation, business combination, reorganization or similar transaction involving the Company.

     AGREEMENT. "Agreement" shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached (including the Disclosure Schedule), as it may be amended from time to time.

     COMPANY CONTRACT. "Company Contract" shall mean any Contract: (a) to which the Company is a party; (b) by which the Company or any of its assets is or may become bound or under which the Company has, or may become subject to, any obligation; or (c) under which the Company has or may acquire any right or interest.

     COMPANY PROPRIETARY ASSET. "Company Proprietary Asset" shall mean any material Proprietary Asset owned by or licensed to the Company or otherwise used by the Company.

     CONSENT. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental
Authorization).

     CONTRACT. "Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

     DAMAGES. "Damages" shall include any loss, damage, injury, decline in value, lost opportunity, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys' fees), charge, cost (including costs of investigation) or expense of any nature.

     DISCLOSURE SCHEDULE. "Disclosure Schedule" shall mean the schedule (dated as of the date of the Agreement) delivered to Parent on behalf of the Company.

     ENCUMBRANCE. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

     ENTITY. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

     EXCHANGE ACT. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     GOVERNMENT BID. "Government Bid" shall mean any quotation, bid or proposal submitted to any Governmental Body or any proposed prime contractor or higher-tier subcontractor of any Governmental Body.

     GOVERNMENT CONTRACT. "Government Contract" shall mean any prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Body or any prime contractor or higher-tier subcontractor, or under which any Governmental Body or any such prime contractor or subcontractor otherwise has or may acquire any right or interest.

     GOVERNMENTAL AUTHORIZATION. "Governmental Authorization" shall mean any: (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

     GOVERNMENTAL BODY. "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

     INDEMNITEES. "Indemnitees" shall mean the following Persons: (a) Parent; (b) Parent's current and future affiliates (including the Surviving Corporation); (c) the respective Representatives of the Persons referred to in clauses "(a)" and "(b)" above; and (d) the respective successors and assigns of the Persons referred to in clauses "(a)", "(b)" and "(c)" above; PROVIDED, HOWEVER, that the Indemnitors shall not be deemed to be "Indemnitees."

     LEGAL PROCEEDING. "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

     LEGAL REQUIREMENT. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

     MATERIAL. With respect to determining whether any item or other thing is "material," such materiality shall be judged both individually and in the aggregate.

     MATERIAL ADVERSE EFFECT. A violation or other matter will be deemed to have a "Material Adverse Effect" on the Company if such violation or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement or in the Closing Certificate but for the presence of "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) would have a material adverse effect on the Company's business, condition, assets, liabilities, operations, financial performance or prospects.

     PERSON.  "Person" shall mean any individual, Entity or Governmental Body.

     PROPRIETARY ASSET. "Proprietary Asset" shall mean any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, computer program, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; or (b) right to use or exploit any of the foregoing.

     REPRESENTATIVES. "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

     SEC.  "SEC" shall mean the United States Securities and Exchange
Commission.

     SECURITIES ACT. "Securities Act" shall mean the Securities Act of 1933, as amended.

     TAX. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

     TAX RETURN. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.